Exhibit 99.1

  Titan Pharmaceuticals, Inc.

Company:	Media/Investors:
Robert Farrell	Jonathan Fassberg
Executive Vice President & CFO	The Trout Group
650-244-4990	212-477-9077

        FOR IMMEDIATE RELEASE

TITAN ANNOUNCES CHANGE IN PIVANEX® PHASE IIb STUDY
FOLLOWING INTERIM SAFETY ANALYSIS

South San Francisco, CA - June 21, 2004 - Titan Pharmaceuticals, Inc. (ASE:TTP) announced today that an interim safety analysis by an independent data monitoring committee (IDMC) for its Phase IIb study of Pivanex in non-small cell lung cancer has identified significant safety issues in the combination treatment of Pivanex with docetaxel. As a result, Titan has discontinued treatment with the combination regimen for the remaining patients on study. Titan has not yet been provided with detailed data from the analysis performed by the IDMC. At present, the study will continue and Titan and the IDMC will review data available to determine any appropriate further steps.

There has been no evidence of significant toxicity in prior single agent Phase I and Phase II clinical studies, or in the prior dose ranging study of Pivanex in combination with docetaxel. Pivanex is an anti-cancer agent that inhibits histone deacetylases, a class of enzymes involved in cell growth.

"We are surprised by this result, since Pivanex has not been associated with any significant, dose limiting toxicity in previous studies that might explain these preliminary findings," stated Louis R. Bucalo, M.D., Chairman, President and CEO of Titan.

Titan also plans to withhold further treatment and enrollment in the open label Phase IIa studies in CLL and melanoma until further analysis of the data from the Phase IIb study is available.

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About Titan Pharmaceuticals

TITAN PHARMACEUTICALS, INC. (ASE: TTP) is a biopharmaceutical company focused on the development and commercialization of novel treatments for central nervous system disorders, cancer and cardiovascular disease. Titan's numerous products in development utilize novel technologies that have the potential to significantly improve the treatment of these diseases. Titan also establishes partnerships with multinational pharmaceutical companies and government institutions for the development of its products.

The press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to the Company's development program and any other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of the Company's drug candidates, unexpected adverse side effects or inadequate therapeutic efficacy of the Company's drug candidates that could slow or prevent product development or commercialization, the uncertainty of patent protection for the Company's intellectual property or trade secrets and the Company's ability to obtain additional financing if necessary. Such statements are based on management's current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release.

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